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                                  EXHIBIT 4(H)


                    AGREEMENT AS TO EXPENSES AND LIABILITIES

         AGREEMENT AS TO EXPENSES AND LIABILITIES, dated as of _________, 1997 (as modified, amended or supplemented, this "Agreement" ) between The Colonial BancGroup, Inc., a Delaware corporation (the "Corporation"), and Colonial Capital II, a Delaware business trust (the "Issuer Trust").

         WHEREAS, the Issuer Trust intends to issue its Common Securities (the "Common Securities") to and acquire the Debentures from the Corporation, and to issue and sell 8.92% Capital Securities, Series A (the "Capital Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Issuer Trust, dated as of ____________, 1997, among the Corporation, as Depositor, Wilmington Trust Company, as Delaware trustee and as Property Trustee, and the Administrative Trustees named therein, as the same may be amended from time to time (the "Trust Agreement"); and

         WHEREAS, the Corporation will own all of the Common Securities of the Issuer Trust and will issue the Debentures; and

         WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Trust Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Issuer Trust hereby agree as follows:

                                   ARTICLE I

         SECTION 1.1. Guarantee by Corporation. Subject to the terms and conditions hereof, the Corporation hereby irrevocably and unconditionally guarantees to each person or entity to whom the Issuer Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as sue, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Issuer Trust, other than obligations of the Issuer Trust to pay to holders of any Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         SECTION 1.2. Subordination of Guarantee. The guarantee and other liabilities and obligations of the Corporation under this Agreement shall constitute unsecured obligations of the Corporation and shall rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) of the Corporation to the extent and in the manner set forth in the Indenture with respect to Debentures, and the provisions of Article
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XIII of the Indenture will apply, mutatis mutandis, to the obligations of the
Corporation hereunder. The obligations of the Corporation hereunder do not constitute Senior Indebtedness (as defined in the Indenture) of the Corporation.

         SECTION 1.3. Terms of Agreement. This Agreement shall terminate and be of no further force and effect upon the dissolution of the Issuer Trust; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Capital Securities or any Beneficiary must restore payment of any sums paid under the Capital Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by The Colonial BancGroup, Inc., as guarantor, and Wilmington Trust Company, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         SECTION 1.4. Waiver of Notice. The Corporation hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Corporation hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 1.5. No Impairment. The obligations, covenants, agreements and duties of the Corporation under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the extension of time for the payment by the Issuer Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                 (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Issuer Trust granting indulgence or extension of any kind; or

                 (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust (other than the dissolution of the Issuer Trust in accordance with the terms thereof).

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Corporation with respect to the happenings of any of the foregoing.

         SECTION 1.6. Enforcement. A Beneficiary may enforce this Agreement directly against the Corporation and the Corporation waives any right or remedy to require that any action be brought against the Issuer Trust or any other person or entity before proceeding against the Corporation.
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         SECTION 1.7. Subrogation. The Corporation shall be subrogated to all rights (if any) of any Beneficiary against the Issuer Trust in respect of any amounts paid to the Beneficiaries by the Corporation under this Agreement; provided, however, that the Corporation shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                   ARTICLE II

         SECTION 2.1. Assignment. This Agreement may not be assigned by either party hereto without the consent of the other, and any purported assignment without such consent shall be void.

         SECTION 2.2. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the Beneficiaries.

         SECTION 2.3. Amendment. So long as there remains any Beneficiary or any Capital Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the Holders of the Capital Securities without the consent of such Beneficiary or the Holders of the Capital Securities, as the case may be.

         SECTION 2.4. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

                 Colonial Capital II
                 c/o The Colonial BancGroup, Inc.
                 One Commerce Street
                 Montgomery, Alabama 36104
                 Facsimile No: (334) 240-6019
                 Attention: W. Flake Oakley
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         With a copy to:

                 c/o Wilmington Trust Company
                 Rodney Square North
                 1100 North Market Street
                 Wilmington, Delaware 19890
                 Facsimile No: (302) 651-8882
                 Attention: Corporate Trust Administration

         The Colonial BancGroup, Inc.
         One Commerce Street
         Montgomery, Alabama 36104
         Facsimile No: (334) 240-6019
         Attention: W. Flake Oakley


         SECTION 2.4. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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         In Witness Whereof, this Agreement as to Expenses and Liabilities is executed as of the day and year first above written,


                                           The Colonial BancGroup, Inc.



                                           By:
                                              --------------------------------
                                           Name:   W. Flake Oakley
                                           Title:  Executive Vice President and
                                                   Chief Financial Officer


                                           Colonial Capital II



                                           By:
                                              --------------------------------
                                           Name:  Young J. Boozer, III
                                           Administrative Trustee